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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated July 17, 1998, and to all references to our Firm included in or made a part of this registration statement of Nuveen Flagship Multistate Trust I (comprising the Nuveen Flagship Arizona Municipal Bond Fund, Nuveen Flagship Colorado Municipal Bond Fund, Nuveen Flagship New Mexico Municipal Bond Fund, Nuveen Flagship Florida Municipal Bond Fund, Nuveen Flagship Florida Intermediate Municipal Bond Fund, Nuveen Maryland Municipal Bond Fund, Nuveen Flagship Pennsylvania Municipal Bond Fund and the Nuveen Flagship Virginia Municipal Bond Fund).


                                                   ARTHUR ANDERSEN LLP


Chicago, Illinois
September 21, 1998